EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Logility, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-62531 on Form S-8 of Logility, Inc. of our reports dated August 8, 2005, with respect to the consolidated balance sheets of Logility, Inc. and Subsidiary as of April 30, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 30, 2005, and related financial statement schedule, which reports appear in the April 30, 2005, annual report on Form 10-K of Logility, Inc.

/s/    KPMG LLP

Atlanta, Georgia

August 8, 2005